Exhibit H

SECURITIES AND EXCHANGE COMMISSION

Entergy Gulf States, Inc. 35-26269 (70-          )

Filings Under the Public Utility Holding Company Act of

1935, as amended ("Act")

Date:

       Notice   is   hereby   given   that   the   following

filingfollowingifling(s)  has/have  been   made   with   the

Commission  pursuant  to provisions of  the  Act  and  rules promulgated thereunder.  All interested persons are referred to  the  applications(s) and/or declaration(s) for  complete statements of the proposed transactions(s) summarized below.

The application(s) and/or declarations(s) and any amendments thereto  is/are available for public inspection through  the

Commission's Office of Public Reference.



      Interested  persons wishing to comment  or  request  a

hearing on the application(s) and/or declarations(s)  should

submit  their view in writing by May 1, 1995       , to  the

Secretary,  Securities and Exchange Commission,  Washington,

D.C.  20549,  and serve a copy on the relevant  applicant(s)

and/or  declarant(s)  at  the address(es)  specified  below.

Proof of service (by affidavit or, in case of an attorney at

law, by certificate) should be filed with the request.   Any

request  for hearing shall identify specifically the  issues of  fact or law that are disputed.  A person who so requests will  be  notified  of  any hearing, if  ordered,  and  will receive  a copy of any notice or order issued in the matter.

After said date, the application(s) and/or declaration(s)(),

as  filed or as amended, may be granted and/or permitted  to become effective.





     Entergy Gulf States, Inc.  (70-       )

           Entergy  Gulf  States,  Inc.,  350  Pine  Street,

Beaumont, Texas  77701 ("Entergy Gulf States"), a subsidiary of  Entergy Corporation ("Entergy"), 639 Loyola Avenue,  New

Orleans, Louisiana  70113, a registered holding company, has

filed   an   application-declaration  with  this  Commission

pursuant  to  Sections  9(a) of the Public  Utility  Holding

Company Act of 1935 ("Act") and Rules 23 and 24 thereunder.

     Entergy Gulf States is an electric and gas public

utility holding company operating in the States of Louisiana and Texas.  Entergy Gulf States seeks authority to acquire

two high-voltage transmission lines and related assets from

the bankruptcy estate of Cajun Electric Power Cooperative,

Inc. ("Cajun").  The acquisition of these assets is a part

of a comprehensive settlement agreement among the Chapter 11

Trustee of Cajun, Entergy, Entergy Gulf States, and the

Rural Utilities Services of the Department of Agriculture

(the "Settlement Agreement") resolving numerous disputes

between Entergy and Entergy Gulf States (formerly Gulf

States Utilities Company), on the one hand, and Cajun, on

the other hand, which are currently pending before the

bankruptcy court adjudicating Cajun's bankruptcy, the

Commission, federal district courts, and the federal court

of appeals.

     The transmission lines and related assets proposed to

be transferred presently are part of the integrated

transmission system over which Entergy Gulf States and Cajun transfer electric energy to serve their respective

customers, and after the transfer, these assets will

continue to be part of Entergy Gulf States transmission

system.  Effective upon the transfer, all of the related

agreements in the Settlement Agreement, Cajun will begin to

take service under the Entergy's open-access tariff.